Exhibit 99.3

CONSENT OF PROBANK AUSTIN

We hereby consent to the inclusion of our opinion letter, dated September 30, 2021, to the Board of Directors of First Community Bancorp, Inc. as an Appendix to the Joint Proxy Statement/Prospectus, which forms a part of the Registration Statement on Form S-4 of Eagle Bancorp Montana, Inc., and to the references to our name and to the description of such opinion in the Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ PROBANK AUSTIN

Toledo, Ohio
December 10, 2021